As filed with the Securities and Exchange Commission on August 2, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

________________

LendingTree, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2414818
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1450 Vantage Park Dr., Suite 700 Charlotte, NC	28203
(Address of Principal Executive Offices)	(Zip Code)

Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan

LendingTree, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Lisa M. Young, Esq. General Counsel LendingTree, Inc. 1450 Vantage Park Drive, Suite 700 Charlotte, NC 28203 (Name and Address of Agent For Service)

(704) 541-5351 (Telephone Number, Including Area Code, of Agent for Service)
___________________
Copies to: Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share
Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan	600,000	$193.08	$115,848,000.00	$12,639.02
LendingTree, Inc. Employee Stock Purchase Plan	262,731	$193.08	$50,728,101.48	$5,534.44
Total	862,731		$166,576,101.48	$18,173.46
(1)

Represents (i) the additional number of shares of common stock, par value $0.01 per share (“Common Stock”), of LendingTree, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan (600,000 shares) (the “Stock Plan”) and (ii) the maximum number of shares of Common Stock issuable pursuant to the LendingTree, Inc. Employee Stock Purchase Plan, as amended by that First Amendment to LendingTree, Inc. Employee Stock Purchase Plan (262,731 shares) (as amended, the “ESPP” and, together with the Stock Plan, the “Plans”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to awards under the Plans as a result of the antidilution provisions contained therein.

(2)

The registration fee with respect to these shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale price of a share of Common Stock on NASDAQ on July 27, 2021.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-34063, are incorporated by reference herein:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 1, 2021;

(2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, as filed with the Commission on May 5, 2021 and July 30, 2021, respectively;

(3) The Company’s Current Reports on Form 8-K, as filed with the Commission on each of April 29, 2021, May 21, 2021 and June 11, 2021;

(4) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (1) above;

(5) All other reports filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(6) The description of the Company’s Common Stock contained in Exhibit 4.7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 1, 2021, including any amendment thereto or report filed for the purpose of updating such description.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s Fourth Amended and Restated By-Laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, the Company will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Company’s request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. To the extent authorized by the DGCL, the Company will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Company relating to actions taken before such amendment.

The Company maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such directors and officers.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(a)	Amended and Restated Certificate of Incorporation of LendingTree, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on August 25, 2008)

4.1(b)	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference from the Registrant’s Current Report on Form 8-K, filed on December 31, 2014)

4.2	Fourth Amended and Restated By-laws of LendingTree, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on November 15, 2017)

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan (incorporated by reference from Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 29, 2021)
99.2	LendingTree, Inc. Employee Stock Purchase Plan (incorporated by reference from Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 29, 2021)

99.3	First Amendment to LendingTree, Inc. Employee Stock Purchase Plan

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 2, 2021.

LENDINGTREE, INC.

By:	/s/ Lisa M. Young
	Name:	Lisa M. Young
	Title:	General Counsel

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Lisa M. Young and Trent Ziegler, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on August 2, 2021 in the capacities indicated.

SIGNATURE	TITLE

/s/ Douglas Lebda
Douglas Lebda	Chairman, Chief Executive Officer and Director

/s/ Trent Ziegler
Trent Ziegler	Chief Financial Officer

/s/ Carla Shumate
Carla Shumate	Senior Vice President, Chief Accounting Officer

/s/ Gabriel Dalporto
Gabriel Dalporto	Director

/s/ Thomas M. Davidson, Jr.
Thomas M. Davidson, Jr.	Director

/s/ Robin Henderson
Robin Henderson	Director

/s/ Steven Ozonian
Steven Ozonian	Director

/s/ Saras Sarasvathy
Saras Sarasvathy	Director

/s/ G. Kennedy Thompson
G. Kennedy Thompson	Director

/s/ Jennifer Witz
Jennifer Witz	Director